IMMEDIATE RELEASE

Media Contact: Douglas Petkus (973) 660-5218 Lowell Weiner (973) 660-5013	Investor Relations Contact: Justin Victoria (973) 660-5340

Wyeth Reports

Earnings Results for the

2005 First Quarter

>> Worldwide Net Revenue for the 2005 First Quarter Increased 14% to $4.6 Billion Driven by Core Products

>> Enbrel Launched in Japan for Treatment of Rheumatoid Arthritis

>> Tygacil (Tigecycline), an Innovative, Injectable, Broad-Spectrum Antibiotic for Serious and Complicated Infections, Received FDA Priority Review

>> Seventh Amendment to National Diet Drug Settlement Received Trial Court Approval; Appeals Filed

Madison, New Jersey, April 20, 2005 — Wyeth (NYSE: WYE) today reported results for the first quarter ending March 31, 2005. Worldwide net revenue increased 14% to $4.6 billion for the 2005 first quarter. Excluding the favorable impact of foreign exchange, worldwide net revenue increased 12% for the 2005 first quarter.

“Wyeth reported exceptional results for the 2005 first quarter, providing us with a great start for the year,” said Robert Essner, Chairman, President and Chief Executive Officer. “Strong global sales of our key products in the quarter should provide the momentum we need to succeed in this challenging global business environment. In addition, we will be making major investments throughout the remainder of this year – launching important new therapies, enhancing our manufacturing capabilities and funding late stage clinical trials. All of these efforts, along with the progress we’ve made with diet drug litigation, position us well for this year and beyond.”

Product Highlights

EFFEXOR® (Effexor and Effexor XR) achieved worldwide net revenue of $868 million for the first quarter, an increase of 12% compared with the 2004 first quarter. This solid performance continues to be driven by strong clinical data supporting Effexor’s use in depression and anxiety and its established therapeutic profile with prescribers. Effexor, which last year became Wyeth’s first $3 billion product, continues to be the number one selling antidepressant globally.

Growth in Effexor revenue is moderating, reflecting several factors. The antidepressant category is maturing and growth overall has slowed. In addition, negative publicity regarding antidepressants, the use of these products in the pediatric population and the risk of suicidality have had an impact. In late 2004, the Food and Drug Administration (FDA) directed all manufacturers of antidepressant medications to implement labeling changes regarding the use of these agents in the pediatric population and the risk of suicidality. Wyeth implemented these labeling changes last month. Effexor has never been recommended for use in children and continues to be an appropriate and important therapy in treating adult patients with major depressive disorder, generalized anxiety disorder and social anxiety disorder. An indication for panic disorder, filed in the U.S., Canada and Europe in the second half of last year, is currently pending.

ENBREL®, a breakthrough product approved for the treatment of chronic inflammatory diseases, including rheumatoid arthritis (RA), juvenile rheumatoid arthritis, ankylosing spondylitis, psoriatic arthritis and psoriasis, continued to post exceptionally strong sales growth for the first quarter.

Wyeth co-promotes Enbrel in North America with Amgen and has exclusive rights to Enbrel outside of North America where net revenue for the first quarter reached $237 million, an increase of 75% over the 2004 first quarter. Sales of Enbrel in North America are expected to be reported tomorrow by Amgen.

In the U.S., new and total prescriptions for the four-week period ended April 1, 2005 increased 32% and 28%, respectively, over the corresponding period in the prior year. The launch of the psoriasis indication in the U.S. last April has contributed significantly to recent Enbrel prescription growth. As of March, more than 55% of U.S. based dermatologists have written a prescription for Enbrel.

Enbrel maintained its international leadership position, ending the fourth quarter (the most recent data available) with a 32% dollar share of the RA biologic therapy market outside the U.S. Enbrel received approval in the European Union (EU) for the treatment of psoriasis last September and that indication has now been launched in over a dozen European markets.

In March, the European Medicines Agency (EMEA) granted marketing authorization of the 50-mg vial for use in once weekly dosing for adults with RA or as a twice-weekly dosing option for up to 12 weeks in adult patients with psoriasis. The 50-mg vial provides physicians and patients new dosing flexibility and greater convenience.

In late March, Enbrel was launched for the treatment of RA in Japan, where it is co-promoted by Wyeth and Takeda Pharmaceutical Company, Limited. Rheumatoid arthritis affects approximately 700,000 people in Japan.

PROTONIX®, a proton pump inhibitor (PPI) indicated for the healing and symptomatic relief of erosive esophagitis (severe heartburn), posted net revenue of $409 million for the first quarter, comparable with the same time period in 2004. Protonix business is shifting from the more heavily discounted Medicaid segment to the less heavily discounted third party managed care segment within the PPI market. This trend is expected to continue throughout 2005 and have a positive impact on profitability. Protonix continues to hold a strong position within the highly competitive PPI market with a 21.5% share of total U.S. prescriptions for the four-week period ended April 1, 2005.

PREVNAR®, Wyeth’s vaccine to prevent invasive pneumococcal disease in both infants and young children, achieved net revenue of $391 million for the first quarter, more than double the 2004 first quarter, reflecting both a return to the full dose vaccination schedule and the resolution of manufacturing issues that limited production. First quarter net revenue growth also reflected a catch-up of deferred doses from the first half of last year that resulted from supply constraints.

Last year, upgrades and improvements were made to the Wyeth Prevnar manufacturing facilities and additional vial filling capacity became available through a third party filler. Regulatory approvals of pre-filled syringe production lines for both Wyeth and another third party filler are expected later this year.

Wyeth has made enhancements at every stage of the Prevnar production process in order to address the critical global need for the vaccine and ensure availability in those countries where Prevnar is currently approved as well as support its introduction into new markets.

Prevnar is now available in 37 markets worldwide and is included in a growing number of national vaccination programs. This year, the government of Australia added Prevnar to its national vaccination program. Prevnar is expected to be included in several additional national vaccination programs in major markets over the next few years.

Net revenue for the PREMARIN® family of products was $211 million for the first quarter, a decrease of 21% compared with the 2004 first quarter. For the four-week period ended April 1, 2005, Premarin family total U.S. prescription volume decreased 15% as compared with the corresponding period in the prior year. However, new U.S. prescription volume for the Premarin family decreased 11% and, for PREMPRO® alone, increased 4%, indicating a more positive direction in prescription trends.

Last month, a direct-to-consumer (DTC) advertising campaign for Premarin was launched. The national television campaign encourages dialogue between women suffering from disruptive menopausal symptoms and their health care professionals and notes that Premarin is available in five dosage strengths for individualized therapy.

An independent panel meeting in conjunction with last month’s Conference on the Management of Menopause-Related Symptoms, convened by the National Institutes of Health (NIH), issued a statement supporting the use of postmenopausal hormone therapy for the management of moderate to severe menopausal symptoms such as hot flashes, night sweats and vaginal dryness. The NIH state-of-the-science conference provided a forum for researchers and clinicians to discuss the physiological causes of menopausal symptoms and a range of treatment interventions. The panel agreed that hormone therapy remains the most consistently effective therapy for treating menopausal symptoms and is, by far, the most intensively studied.

ZOSYN®, a broad-spectrum I.V. antibiotic proven to help minimize the emergence of antibacterial resistance, had net revenue of $229 million for the first quarter, an increase of 26% compared with the 2004 first quarter. Since its launch, over 12 million patients have been treated with Zosyn, the second largest selling and fastest growing product in its class on a global basis.

Building on the success of Zosyn, Wyeth submitted a global registration dossier for the investigational antibiotic TYGACIL™ (tigecycline) late last year. Tygacil is the first glycylcycline, a new class of antibiotic. In January, the FDA granted priority review status to the Company’s New Drug Application (NDA) for Tygacil. A priority designation can be given to an NDA for a drug that, if approved, would be a significant improvement compared with existing treatments.

Wyeth is seeking market approval for Tygacil as a single agent therapy to treat patients with complicated intra-abdominal infections (cIAI) and complicated skin and skin structure infections (cSSSI), caused by gram-negative and gram-positive pathogens, anaerobes, and both methicillin-susceptible and methicillin-resistant strains of Staphylococcus aureus (MSSA and MRSA). Complicated infections and antibiotic resistance are serious concerns around the world, and the hope is that Tygacil will provide the global medical community with a much needed treatment alternative.

RAPAMUNE®, which is indicated for the prophylaxis of organ rejection in patients receiving renal transplants, had net revenue of $72 million for the first quarter, an increase of 24% compared with the 2004 first quarter. Rapamune continues to be the fastest growing immunosuppressant in the global transplantation market.

Transplant physicians increasingly recognize the need to develop immunosuppressive therapies that avoid the nephrotoxicity of calcineurin inhibitors such as cyclosporine and thereby provide better long-term outcomes for kidney transplant patients. New, four-year data from the Rapamune Maintenance Regimen study published in Transplant International in January demonstrate that patients on Rapamune maintenance therapy in whom cyclosporine had been withdrawn had sustained improvement in renal function and significantly better renal graft survival compared with patients maintained on Rapamune and cyclosporine. Renal function has been shown to be the most accurate predictor of the risk of long term graft failure in kidney transplant patients. Patients in the study also showed a meaningful and sustained improvement in blood pressure after the withdrawal of cyclosporine.

Additional information regarding Wyeth’s product sales may be accessed on the Company’s Internet website at www.wyeth.com by clicking on the “Investor Relations” hyperlink.

Seventh Amendment to the National Diet Drug Settlement

On March 15, 2005, U.S. District Judge Harvey Bartle III of the United States District Court for the Eastern District of Pennsylvania issued an opinion approving the proposed Seventh Amendment to the National Diet Drug Settlement as “fair, adequate and reasonable.”

Judge Bartle’s decision is an important milestone not only for the Seventh Amendment itself but also for the National Diet Drug Settlement in general. The Seventh Amendment would create a new claims processing structure, funding arrangement and payment schedule for matrix Level I or II claims, the least serious but most numerous matrix claims in the Settlement. The amendment would ensure that these claims are processed on a streamlined basis, while preserving funds in the existing Trust for more serious claims. Several appeals have been filed with the United States Court of Appeals for the Third Circuit challenging Judge Bartle’s approval of the Seventh Amendment. Briefing and argument on these appeals has not yet been scheduled.

2005 First Quarter Results

Reported net income and diluted earnings per share for the 2005 first quarter were $1,078.2 million and $0.80, respectively, compared with $749.7 million and $0.55 in the prior year. The 2004 first quarter included a charge of $145.5 million ($94.6 million after-tax or $0.07 per share-diluted) within Research and Development Expenses related to an upfront payment to Solvay Pharmaceuticals (Solvay). The upfront payment was made in connection with an agreement entered into between Wyeth and Solvay to co-develop and co-commercialize four neuroscience compounds, most notably, bifeprunox. The 2004 Solvay payment is considered to be a certain significant item for purposes of analyzing our results of operations. Net income and diluted earnings per share, before certain significant items, were $1,078.2 million and $0.80 for the 2005 first quarter compared with $844.3 million and $0.62 in 2004. A reconciliation of net income and diluted earnings per share as reported under generally accepted accounting principles (GAAP) to net income and diluted earnings per share before certain significant items is presented below.

The 2005 increases in net income and diluted earnings per share, before certain significant items, were due primarily to higher net revenue, lower selling general and administrative expenses, as a percentage of net revenue, and higher other income, net, offset, in part, by higher cost of goods sold and higher research and development spending. Other income, net included pre-tax gains from product divestitures amounting to approximately $138.5 million and $140.7 million in the 2005 and 2004 first quarter, respectively.

Gains from product divestitures are not considered certain significant items because they constitute an integral part of the Company’s analysis of divisional performance. However, they are important to understanding changes in our reported net income. Excluding the certain significant items and the gains from product divestitures described above, net income and diluted earnings per share were $988.1 million and $0.73 for the 2005 first quarter as compared with $751.8 million and $0.56 in the 2004 first quarter.

A reconciliation of reported net income and diluted earnings per share as reported under GAAP to net income and diluted earnings per share before certain significant items is presented in the following table:

	(UNAUDITED)
	Net Income		Diluted EPS
(In millions except per share amounts)	Three Months Ended		Three Months Ended
Item Description	3/31/2005	3/31/2004	3/31/2005	3/31/2004
Net income, as reported	$1,078.2	$749.7	$0.80	$0.55
Co-development / co-commercialization charge	—	94.6	—	0.07

Net income, as adjusted, before certain
significant items(*)	$1,078.2	$844.3	$0.80	$0.62

(*)	Wyeth calculates net income before certain significant items by excluding the after-tax effect of items considered by management to be unusual from the net income reported under GAAP. Wyeth’s management uses these measures to manage and evaluate the Company’s performance and believes it is appropriate to disclose these non-GAAP measures to assist investors with analyzing business performance and trends. The significant upfront payment related to the co-development and co-commercialization of the four neuroscience compounds being developed with Solvay was immediately expensed and included in Research and Development Expenses. Excluding the payment from our results provides a more appropriate view of the Company’s operations for this accounting period.

These measures should not be considered in isolation or as a substitute for the results of operations and diluted earnings per share prepared in accordance with GAAP.

Segment Information

The following table sets forth worldwide net revenue by reportable segment together with the percentage changes from the comparable period in the prior year:

	(UNAUDITED)
	Three Months Ended 3/31/2005
Reportable Segment	($ in 000's)	Increase
Pharmaceuticals	$3,717,469	16%
Consumer Healthcare	616,790	5%
Animal Health	244,739	12%

Consolidated Total	$4,578,998	14%

      Pharmaceuticals

Worldwide Pharmaceuticals net revenue increased 16% for the 2005 first quarter due primarily to higher sales of Prevnar, Enbrel, Effexor and Zosyn offset, in part, by lower sales of the Premarin family of products. Additionally, alliance revenue increased 31% to $196.0 million for the 2005 first quarter. Excluding the favorable impact of foreign exchange, worldwide Pharmaceuticals net revenue increased 14% for the 2005 first quarter.

      Consumer Healthcare

Worldwide Consumer Healthcare net revenue increased 5% for the 2005 first quarter showing continued solid performance. The results were attributable to a number of factors, including growth in Robitussin®, Advil® and Caltrate® brands. Excluding the favorable impact of foreign exchange, worldwide Consumer Healthcare net revenue increased 3% for the 2005 first quarter.

      Animal Health

Worldwide Animal Health net revenue increased 12% for the 2005 first quarter due primarily to higher sales of livestock and companion animal products. The increase in companion animal net revenue was offset by lower sales of ProHeart® 6 resulting from the voluntary recall of ProHeart 6 in the U.S. market in September 2004. Excluding the favorable impact of foreign exchange, worldwide Animal Health net revenue increased 10% for the 2005 first quarter.

2005 Earnings Guidance

The Company previously estimated pro forma diluted earnings per share of $2.70 to $2.80 for 2005. This estimate excluded all share-based compensation, as well as any potential one-time impact, if any, from the repatriation of permanently reinvested earnings from foreign subsidiaries under the American Jobs Creation Act. Given the strong first quarter and despite the anticipated significant increases in R & D spending planned for the balance of the year, if current business trends continue, management believes it is likely that the upper end of the range will be exceeded.

Wyeth is one of the world’s largest research-driven pharmaceutical and health care products companies. It is a leader in the discovery, development, manufacturing and marketing of pharmaceuticals, vaccines, biotechnology products and non-prescription medicines that improve the quality of life for people worldwide. The Company’s major divisions include Wyeth Pharmaceuticals, Wyeth Consumer Healthcare and Fort Dodge Animal Health.

The statements in this press release that are not historical facts, including the entire section under the caption “2005 Earnings Guidance,” are forward-looking statements based on current expectations of future events that involve risks and uncertainties including, without limitation, risks associated with the inherent uncertainty of the timing and success of pharmaceutical research, product development, manufacturing, commercialization, economic conditions including interest and currency exchange rate fluctuations, changes in generally accepted accounting principles, the impact of competitive or generic products, trade buying patterns, wars or terrorist acts, product liability and other types of lawsuits, the impact of legislation and regulatory compliance and obtaining reimbursement, favorable drug pricing, access and other approvals, environmental liabilities, and patent, and other risks and uncertainties, including those detailed from time to time in the Company’s periodic reports, including current reports on Form 8-K, quarterly reports on Form 10-Q and the annual report on Form 10-K, filed with the Securities and Exchange Commission. Actual results may vary materially from the forward-looking statements. The Company assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

The Company will hold a conference call with research analysts at 8:00 a.m. Eastern Time today. The purpose of the call is to review the financial results of the Company for the first quarter. Interested investors and others may listen to the call live or on a delayed basis through the internet webcast, which may be accessed by visiting the Company’s Internet website at www.wyeth.com and clicking on the “Investor Relations” hyperlink. Also, for recent announcements and additional information including product sales information, please refer to the Company’s Internet website.

The comparative results of operations are as follows:
(In thousands except per share amounts)

	(UNAUDITED)
	Three Months Ended
	3/31/2005	3/31/2004
Net Revenue	$4,578,998	$4,014,789
Cost of Goods Sold(1)	1,349,457	1,161,364
Selling, General and Administrative Expenses	1,452,681	1,354,210
Research and Development Expenses(2)	607,957	705,302
Interest Expense, Net	29,999	26,932
Other Income, Net(1)	(234,562)	(176,910)

Income Before Income Taxes	1,373,466	943,891
Provision for Income Taxes	295,295	194,188

Net Income(4)	$1,078,171	$749,703

Basic Earnings Per Share	$0.81	$0.56

Average Number of Common Shares Outstanding
During Each Period - Basic(3)	1,335,909	1,332,926
Diluted Earnings Per Share(3)	$0.80	$0.55

Average Number of Common Shares Outstanding
During Each Period - Diluted(3)	1,357,143	1,354,633

(1)	Other income, net included royalty income for the 2005 and 2004 first quarter of $65,553 and $63,449, respectively. Prior to December 31, 2004, royalty income had been recorded as an offset to cost of goods sold.

(2)	The 2004 first quarter included a charge of $145,500 ($94,575 after-tax or $0.07 per share-diluted) within Research and Development Expenses related to the upfront payment to Solvay in connection with the co-development and co-commercialization of four neuroscience compounds.

(3)	The average number of common shares outstanding for diluted earnings per share is higher than for basic earnings per share due to the assumed conversion of the Company’s outstanding convertible senior debentures and outstanding stock options into common stock equivalents using the treasury stock method. For purposes of calculating diluted earnings per share, interest expense, net of capitalized interest and taxes, related to the Company’s outstanding convertible senior debentures is added back to reported net income and the additional common shares (assuming conversion) are included in total shares outstanding. Diluted earnings per share and the average number of common shares outstanding for diluted earnings per share have been restated for the 2004 first quarter in accordance with Emerging Issues Task Force Issue No. 04-8, Accounting Issues Related to Certain Features of Contingently Convertible Debt and the Effect on Diluted Earnings per Share.

(4)	Net income included stock-based employee compensation expense for restricted stock awards for the 2005 and 2004 first quarter of $4,477 and $1,620, respectively. Other than these restricted stock awards, no other stock-based employee compensation cost is reflected in net income.